Exhibit 99.2

FLEXFIN, LLC

FINANCIAL STATEMENTS

SEPTEMBER 30, 2024 AND 2023

FLEXFIN, LLC

TABLE OF CONTENTS

SEPTEMBER 30, 2024

INDEPENDENT AUDITORS’ REPORT

To the Members

FlexFIN, LLC

New York, New York

Opinion

We have audited the accompanying financial statements of FlexFIN, LLC (a Delaware limited liability company) which comprise the balance sheets as of September 30, 2024 and 2023 and the related statements of income and members’ equity and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FlexFIN, LLC as of September 30, 2024 and 2023 and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of FlexFIN, LLC and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about FlexFIN, LLC’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of FlexFIN, LLC’s internal control. Accordingly, no such opinion is expressed.

●	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about FlexFIN, LLC’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

CERTIFIED PUBLIC ACCOUNTANTS

Great Neck, New York

December 11, 2024

FLEXFIN, LLC
BALANCE SHEETS

	SEPTEMBER 30,
	2024	2023
ASSETS

Current Assets:
Cash in bank (Note 2) (Page 5)	$-	$-

Restricted inventory (Notes 1, 2, 3, 7 and 8)	51,629,288	38,870,710
Prepaid taxes (Note 2)	4,943	-

TOTAL ASSETS	$51,634,231	$38,870,710

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities:

Line of credit - bank (Note 5)	$14,946,243	$-
Due to related parties (Note 4)	132,663	168,153
Option extension fees received in advance (Note 2)	86,457	88,284
Accrued expenses	41,125	1,125
New York City Unincorporated Business Tax payable (Note 2)	-	21,615

Total liabilities	15,206,488	279,177

Commitments and Contingencies (Notes 3, 4 and 7)

Members’ Equity (Page 4)	36,427,743	38,591,533

TOTAL LIABILITIES AND MEMBERS’ EQUITY	$51,634,231	$38,870,710

See accompanying notes to the financial statements.

FLEXFIN, LLC
STATEMENTS OF INCOME AND MEMBERS’ EQUITY

	YEARS ENDED SEPTEMBER 30,
	2024	2023

Option extension fee income (Notes 1, 2 and 8)	$4,954,885	$4,384,908

Operating Expenses:
Origination and servicing fee (Note 4)	404,965	630,007
Interest expense (Note 7)	235,046	-
Appraisal, legal and accounting fees	180,122	95,861
Bank charges	128,706	-
Insurance (Note 4)	68,746	51,696
Advertising and trade shows	6,449	3,585
Office expenses, penalties and fees (Note 1)	3,520	700

Total Operating Expenses	1,027,554	781,849

Income from operations before New York City Unincorporated Business Tax	3,927,331	3,603,059
New York City Unincorporated Business Tax (Note 2)	36,405	32,703
Net Income (Page 5)	3,890,926	3,570,356
Members’ equity - beginning	38,591,533	47,156,115
Contributions from member (Note 6) (Page 5)	12,832,106	13,712,934
Distributions to member (Note 6) (Page 5)	(18,886,822)	(25,847,872)
MEMBERS’ EQUITY - END (Page 3)	$36,427,743	$38,591,533

See accompanying notes to the financial statements.

FLEXFIN, LLC
STATEMENTS OF CASH FLOWS

	YEARS ENDED SEPTEMBER 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (Page 4)	$3,890,926	$3,570,356
Adjustments To Reconcile Net Income To Net Cash
Provided By (Used For) Operating Activities:
(Increase) Decrease In Current Assets:
Restricted inventory	(12,758,578)	8,267,064
Prepaid expenses	(4,943)	9,460
Increase (Decrease) In Current Liabilities:
Due to related parties	(35,490)	156,399
Option extension fees received in advance	(1,827)	88,284
Accrued expenses	40,000	1,125
New York City Unincorporated Business Tax payable	(21,615)	21,615
Total Adjustments	(12,782,453)	8,543,947
Net Cash Provided By (Used For) Operating Activities	(8,891,527)	12,114,303
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from line of credit - bank, including interest accrued	14,946,243	-
Contributions from member (Page 4)	12,832,106	13,712,934
Distributions to member (Page 4)	(18,886,822)	(25,847,872)
Net Cash Provided By (Used For) Financing Activities	8,891,527	(12,134,938)
Net Increase (Decrease) In Cash In Bank	-	(20,635)
Cash In Bank - Beginning	-	20,635
CASH IN BANK - END (Page 3)	$-	$-
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Taxes Paid	$62,971	$10,504

See accompanying notes to the financial statements.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

FlexFIN, LLC (“The Company”), a Delaware limited liability company organized in July 2021, is a purchaser of gemstones and jewelry with repurchase options. Option extension fees are charged to the sellers in order to extend those repurchase options in increments of one, two, or three months. In certain circumstances inventory items may be sold to third parties. The Company does business with both domestic and international entities in the diamond and jewelry business.

The Company purchases gemstones and jewelry via purchase and sale agreements which contain repurchase options in favor of the sellers. While a repurchase option is active, the Company is prohibited from selling the related inventory, except that some of the inventory may be sold at an agreed upon minimum price (Note 3). The seller must pay an option extension fee in order to maintain the repurchase option. Once an item is no longer subject to a repurchase option the Company may sell it on its own terms. The majority of the Company’s operations are located in the New York metropolitan area, while most of its revenue is from clients in Belgium.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

Cash in Bank

The Company maintains a cash balance in one financial institution, which from time to time may be in excess of the Federally insured amount of $250,000. The Company has not experienced losses in this account.

Accounts Receivable, Revenue Recognition and Contracts with Customers

The Company generates revenues from option extension fees collected on asset repurchase option contracts with the sellers. Terms of purchases of inventory are detailed in the purchase contracts. Sellers of inventory to the Company pay monthly option extension fees to maintain the right to repurchase inventory assets sold to the Company. The option extension fee on each contract is calculated as a percentage of the purchase price with rates agreed upon in each transaction. Rates have typically been 0.667% to 1.700% per month, but management reserves the right to raise the fee rates on future contracts. Option extension fee income is paid by the seller at the beginning of each option extension period and is nonrefundable. Income is therefore recognized when the purchase is consummated, upon receipt of the goods and disbursement of funds by the Company. When a repurchase option is exercised by a seller the transaction is recognized as a return of inventory. At September 30, 2024 and 2023, other than option extension fees received in advance the Company has no unfulfilled performance obligations.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable, Revenue Recognition and Contracts with Customers (Continued)

At September 30, 2024 and 2023 the Company had no accounts receivable.

Income Taxes

As a limited liability company, the Company is treated as a partnership for Federal, New York State, and New York City income tax purposes. Accordingly, any income or loss is reported on the members’ respective income tax returns based on their proportionate share of ownership. Limited liability companies are however subject to New York City Unincorporated Business Tax when New York City business income exceeds a certain amount.

The Company’s tax filings are subject to audit by various taxing authorities. The Company’s Federal, New York State and New York City income tax returns for the years ended December 31, 2023, 2022 and 2021 remain open to examination by relevant Internal Revenue Service and New York State and City taxing authorities. In evaluating the Company’s tax provisions and accruals, the Company and its members believe that their estimates are appropriate based on current facts and circumstances.

New York State Pass-Through Entity Tax (PTET)

New York State has enacted a new pass-through entity tax (PTET) for years beginning on or after January 1, 2021. The PTET is an optional tax that pass-through entities may elect annually and allows a pass-through entity to pay state-level taxes on business income and claim a corresponding Federal deduction which in turn permits the individual members to maximize their eligible deductions subject to the state and local tax (SALT) cap. The Company did not elect to pay PTET for the tax years beginning January 1, 2024 and 2023 and does not expect to make the election in the future.

Tax Related Penalties and Interest

The Company’s policy is to record interest expense and penalties assessed by taxing authorities in operating expenses. During the year ended September 30, 2024 there was interest and penalties expense related to taxes totaling $1,229. There was no interest and penalties expense related to taxes during the year ended September 30, 2023.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventory

Restricted, and when applicable unrestricted, inventory is stated at the lower of cost or net realizable value.

NOTE 3 – RESTRICTED INVENTORY

Items purchased and subject to seller repurchase options are reported as restricted inventory. The purchase contracts that establish the seller repurchase options state whether the items purchased by the Company can be sold for a specified minimum price, or the Company is prohibited from selling the items (Note 1). Management monitors the inventory to ascertain that the value of items is always well above its cost. Should the value of an item decline below cost management will require the conveyor to provide additional goods.

At September 30, 2024 and 2023 restricted inventory that is restricted by the minimum sale price criteria during the repurchase option period totaled $4,005,240 and $4,009,834 at cost, respectively. At September 30, 2024 and 2023 restricted inventory that is completely restricted from being sold during the repurchase option period totaled $47,624,048 and $34,860,876 at cost, respectively.

Should a restricted inventory item no longer be subject to an active seller repurchase option it is classified as inventory held for sale. At September 30, 2024 and 2023 the Company had no items held for sale.

NOTE 4 – RELATED PARTY TRANSACTIONS

Office and Administrative Support

Office and administrative support is provided by Kwiat Enterprises, LLC, an entity that has common ownership with a member. Effective January 1, 2023 the Company entered an agreement with Kwiat Enterprises, LLC to pay an Origination & Servicing Fee (“the fee”) to compensate for work done on behalf of the Company.

The fee applies only to purchase agreements where the net annualized rate of return meets or exceeds 12%. The fee is equal to 1% per year of the asset purchase price, it is accrued monthly and invoiced quarterly. During the years ended September 30, 2024 and 2023 the Company paid origination and servicing fees totaling $404,965 and $630,007, respectively, to Kwiat Enterprises, LLC. The amount paid in 2023 consisted of $371,470 for services during the year ended September 30, 2023 and $258,537 for services during the year ended September 30, 2022.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

NOTE 4 – RELATED PARTY TRANSACTIONS (Continued)

Insurance

The Company has insurance coverage as an additionally insured party on the block policy of Kwiat Enterprises, LLC. Kwiat Enterprises, LLC charged the Company for a portion of the policy cost. During the years ended September 30, 2024 and 2023 the Company paid $61,546 and $51,696, respectively, to Kwiat Enterprises, LLC for insurance. During the year ended September 30, 2024 the Company also acquired insurance coverage from a third party on a specific collection of inventory items. This additional coverage cost totaled $7,200 bringing total cost of insurance to $68,746 for the year ended September 30, 2024.

Sales and Purchases

During the year ended September 30, 2023 the Company received option extension fee income from related parties totaling $255,829, and none during the year ended September 30, 2024. A related party who previously sold assets to and repurchased assets from the Company is no longer a related party as of December 31, 2023. There were no purchases from related parties during the years ended September 30, 2024 and 2023.

Due To Related Parties

At September 30, 2024 and 2023 amounts payable to Kwiat Enterprises, LLC, an entity that has common ownership with a member, totaled $132,663 and $168,153, respectively, representing costs paid on behalf of the Company. There were no amounts receivable from any related entities.

NOTE 5 – LINE OF CREDIT - BANK

The Company entered into an agreement for a line of credit with a lender to provide up to $15,000,000, subject to borrowing base limitations, as defined. The borrowings bear interest at a rate of One Month Term SOFR plus an applicable margin of 2.75%, subject to an interest rate floor of 6.00%, which at September 30, 2024 was 7.85%. The line is secured by substantially all the assets of the Company and is subject to financial covenants. The lender has first priority to the assets of the Company in the event of a default. The line matures on February 27, 2025. The Company expects to renew the line of credit under similar terms.

For the year ended September 30, 2024 interest expense relating to the line of credit was $235,046, and was not charged to the company’s bank account but rather accrued to the line of credit. The company is in compliance with all financial covenants.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

NOTE 6 – CONTRIBUTIONS FROM AND DISTRIBUTIONS TO A MEMBER

During the years ended September 30, 2024 and 2023 PhenixFIN Corp., a member of the Company, contributed capital to the Company totaling $12,832,106 and $13,712,934, respectively. PhenixFIN Corp. also received distributions from the company during the years ended September 30, 2024 and 2023 totaling $18,886,822 and $25,847,872, respectively.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Due to the repurchase options, the Company is contractually obligated not to sell inventory, or to sell it at prices that equal or exceed agreed upon minimum prices, while the sellers are entitled to exercise their repurchase options. Upon the exercise of a repurchase option the Company is committed to return the item or items relevant to that seller’s repurchase option in exchange for a full return of the purchase amount that it paid and all fees. Upon expiration of a repurchase option the Company is clear of that commitment and may market the relevant inventory item or items to third parties on its own terms.

NOTE 8 – CONCENTRATIONS OF RISK

Major Sellers

The Company is introduced to sellers primarily through managers’ industry reputations and network connections, as well as advertising. Management has decades’ long business relationships with the sellers, stemming from prior business ventures. This may result in the Company earning a substantial portion of its revenue from relatively few Sellers in any given period. Revenue derived from these contracts may at times exceed 10% of the Company’s total revenue. During the year ended September 30, 2024 two interrelated sellers accounted for 58% and 12% of option extension fee income. During the year ended September 30, 2023 one seller accounted for 63% of option extension fee income.

Major inventory items

At September 30, 2024 there are 3 major items which compose 25%, 25% and 15% of the total cost of restricted inventory.

FLEXFIN, LLC

NOTES TO FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

NOTE 8 – CONCENTRATIONS OF RISK (Continued)

Consignment of inventory

From time to time during the year items of inventory are placed on consignment with related parties, third parties, or in some cases a seller who pays the option extension fees to the Company. At September 30, 2024 28% of inventory was on consignment with sellers in Belgium, all other inventory was in possession of the company. At September 30, 2023 18% of inventory was on consignment with a seller in Belgium, 3% of inventory was on consignment with a related party, 3% of inventory was on consignment with unrelated third parties, 1% of inventory was on consignment with sellers within the United States, and all other inventory was in possession of the Company. These percentages can be significantly higher during the year.

NOTE 9 – SUBSEQUENT EVENTS

In preparing the financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through December 11, 2024, the date that the financial statements were available to be issued.